                                                                    EXHIBIT 4.17

                          TRADEMARK SECURITY AGREEMENT


         WHEREAS, Tidel Engineering, L.P., a Delaware limited partnership ("Grantor"), owns the trademarks, trademark registrations, and trademark applications listed on Schedule 1 annexed hereto, and is a party to, or has been assigned the rights by the party to, the trademark licenses listed on Schedule 1 annexed hereto; and

         WHEREAS, Grantor, Chase Bank of Texas, N.A., a national banking association ("Grantee"), and Tidel Technologies, Inc., a Delaware corporation, are parties to that certain Credit Agreement dated as of the date hereof (as heretofore or hereafter amended, modified and in effect from time to time, the "Loan Agreement"), providing for extensions of credit to be made by Grantor to Grantee; and

         WHEREAS, pursuant to the terms of the Security Agreement (as defined in the Loan Agreement), Grantor has granted to Grantee a security interest in all of the assets of Grantor including all right, title and interest of Grantor in, to and under all now owned and hereafter acquired trademarks, together with the goodwill of the business symbolized by Grantor's trademarks, and all proceeds thereof, to secure the payment of all amounts owing by Grantor under the Loan Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant to Grantee a continuing security interest in all of Grantor's right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the "Trademark Collateral"), whether presently existing or hereafter created or acquired:

                  (1) each trademark, trademark registration and trademark application, including, without limitation, the trademarks, trademark registrations (together with any renewals, reissues, continuations or extensions thereof) and trademark applications referred to in Schedule 1 annexed hereto, and all of the goodwill of the business connected with the use of, and symbolized by, each trademark, trademark registration and trademark application;

                  (2) each trademark license and all of the goodwill of the business connected with the use of, and symbolized by, each trademark license; and

                  (3) all products and proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future (a) infringement or dilution of any trademark or trademark registration including, without limitation, the trademarks and trademark registrations referred to in Schedule 1 annexed hereto, the trademark registrations issued with respect to the trademark applications referred in Schedule 1 and the trademarks licensed under any trademark license, or (b) injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark license.


TRADEMARK SECURITY AGREEMENT - Page 1

This security interest is granted in conjunction with the security interests granted to Grantee pursuant to the Loan Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of Grantee with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Loan Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

         This Trademark Security Agreement is given in renewal, amendment, replacement, and restatement in its entirety (but not in novation, extinguishment or satisfaction) of that certain Trademark Security Agreement dated June 12, 1997, executed by Tidel Engineering, Inc., for the benefit of Grantee, successor-in-interest to Texas Commerce Bank National Association (the "Prior Agreement"). To the extent of any conflict between the terms of this Trademark Security Agreement and the terms of the Prior Agreement, the terms of this Trademark Security Agreement shall control.

         IN WITNESS WHEREOF, Grantor has caused this Trademark Security Agreement to be duly executed by its duly authorized officer thereunto as of the 1st day of April, 1999.

                              GRANTOR:

                              TIDEL ENGINEERING, L.P.,
                              a Delaware limited partnership

                              By: Tidel Cash Systems, Inc., its general partner


                              By:
                                  -------------------------------------
                                  Mark K. Levenick, President and Chief
                                  Executive Officer

Acknowledged, agreed and accepted as
of the date hereof:

GRANTEE:

CHASE BANK OF TEXAS, N.A.



By:
   ---------------------------------
   Joanne Bramanti,
   Vice President


TRADEMARK SECURITY AGREEMENT - Page 2

                                 ACKNOWLEDGMENT


STATE OF TEXAS         )
                       )       ss.
COUNTY OF DALLAS       )


         On the _____ day of _______, 1999 before me personally appeared Mark K. Levenick, to me personally known or proved to me on the basis of satisfactory evidence to be the person described in and who executed the foregoing instrument as the President and Chief Executive Officer of Tidel Cash Systems, Inc., the general partner of Tidel Engineering, L.P., who being by me duly sworn, did depose and say that he is the President and Chief Executive Officer of Tidel Cash Systems, Inc., the corporation which executed the foregoing instrument; that he signed the said instrument on behalf of said corporation and limited partnership; and that he acknowledged said instrument to be the free act and deed of said corporation.


                                      ----------------------------------------
                                                  Notary Public

         (Seal)

My commission expires:

----------------------------------------


TRADEMARK SECURITY AGREEMENT - Page 3

                                   SCHEDULE 1
                                  TO TRADEMARK
                               SECURITY AGREEMENT


                             TRADEMARK REGISTRATIONS

                                      NONE


                             TRADEMARK APPLICATIONS

Trademark No.                  Issue Date          Title                              Trademark Expires
-------------                  ----------          -----                              -----------------
1.   Anycard                   5/28/92             Servicemark Application            [pending application]
     Application
     SN74-279712

2.   Stylized Tidel Swish      ___/___/98          Trademark Application              [pending application]
     SN____________



                               TRADEMARK LICENSES

                                      NONE


                               UNREGISTERED MARKS

     TACC II
     TAC-II "Ci"
     TACC-II "Cii"
     TACC-II "SST"
     TACC-IV
     GTM
     Tidel Engineering
     Tidel
     EMS2000
     EMS3000
     ETM
     Chameleon


Schedule 1 - 1